     For HI: 15,772,923 Class A Common Shares directly and indirectly via its wholly owned subsidiary 504468 N.B. Inc.

     For The Ravelston Corporation Limited ("Ravelston"): 15,772,923 Class A
Common Shares indirectly via its control over HI.

     For Conrad M. Black ("Lord Black"): (i) 600 shares of Class A Common Stock that Lord Black owns directly; (ii) 1,363,750 shares of Class A Common Stock that Lord Black may be deemed to own in connection with options exercises. On
February 13, 2004, Lord Black tendered the full amount of the purchase price to exercise options to purchase 145,000 Class A Common Shares to Hollinger
International Inc. (the "Company") consisting of 40,000 options expiring on May
3, 2004 at $13.00 per share; 40,000 options expiring on October 9, 2005 at
$12.40 per share; and 65,000 options expiring on August 1, 2006 at $9.71 per share. The Company accepted Lord Black's payment for such options, but has refused to deliver the stock certificates therefor, and the transaction is now the subject of litigation. On April 2, 2004, Lord Black tendered the full amount of the purchase price to exercise options to purchase 1,218,750 Class A Common
Shares consisting of 95,000 options expiring on May 1, 2007 at $10.06 per share;
150,000 options expiring on February 26, 2009 at $12.25 per share; 245,000 options expiring on February 12, 2009 at $11.63 per share; 251,250 options expiring on March 7, 2010 at $10.53 per share; 200,000 options expiring on April
2, 2011 at $14.37 per share; 187,500 options expiring on February 5, 2012 at
$11.13 per share; and 90,000 options expiring February 5, 2013 at $9.45 per share. Following the exercise of such options, Lord Black will hold 1,364,350
Class A Common Shares directly. The Company refused to accept Lord Black's payment for such options and refused to deliver the stock certificates therefor, and the transaction, is now the subject of litigation; (iii) 15,772,923 Class A
Common Shares indirectly via his control over Ravelston which controls HI; (iv)
9,600 Class A Common Shares indirectly via his control over Conrad Black Capital
Corporation; (v) 50 Class A Common Shares indirectly via his son; and (vi)
269,500 Class A Common Shares indirectly via his spouse, Lady Black. Lord Black disclaims beneficial ownership of his son's and spouse's securities.

     For Barbara Amiel Black ("Lady Black"): 269,500 Class A Common Shares
directly, 15,772,923 Class A Common Shares indirectly via her spouse's control over Ravelston which controls HI, 9,600 Class A Common Shares indirectly via her spouse's control over Conrad Black Capital Corporation, 50 Class A Common Shares
indirectly via her spouse's son and 1,364,350 Class A Common Shares indirectly via her spouse (1,363,750 Class A Common Shares of which are now the subject of litigation). Lady Black disclaims beneficial ownership of all securities held directly or indirectly by her spouse and spouse's son.